Exhibit 99.2

CommScope Holding Company, Inc. (the “Company,” “CommScope Holdings,” “we,” “us” or “our”) has disclosed the information reproduced or summarized below in connection with a proposed transaction:

Use of Non-U.S. GAAP Financial Measures

We believe that the financial statements and the other financial data presented by us have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States (“U.S. GAAP”) and the regulations published by the SEC, and are consistent with current practice with the exception of: (a) the presentation of our financial data for the twelve month period ended March 31, 2020 (the “LTM Period”) and (b) the inclusion of financial measures that differ from measures calculated in accordance with U.S. GAAP, including Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow.

“Adjusted EBITDA” means our net income (loss) adjusted to eliminate income tax expense (benefit), interest income, interest expense, other expense, net, further adjusted to eliminate amortization, depreciation, restructuring costs, asset impairments, equity-based compensation, transaction and integration costs and other items that we believe are useful to exclude in the evaluation of operating performance from period to period because these items are not representative of our core business.

“Pro Forma Adjusted EBITDA” means our Adjusted EBITDA, further adjusted to reflect Adjusted EBITDA related to the ARRIS business from April 1, 2019 to the ARRIS acquisition date of April 4, 2019, certain unrealized expected synergies from the ARRIS acquisition and unrealized expected savings from other cost reduction initiatives.

“Adjusted Net Income” means our net income (loss), adjusted to eliminate restructuring costs, asset impairments, equity-based compensation, transaction and integration costs, amortization of purchased intangible assets, original issuance discount (“OID”) and debt issuance costs as well as the related income tax effects of these adjustments and other items that we believe are useful to exclude in the evaluation of operating performance from period to period because these items are not representative of our core business.

“Adjusted Free Cash Flow” means our net cash generated by (used in) operating activities less capital expenditures, adjusted to add back cash paid for integration and transaction costs and restructuring activities.

We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe that certain of these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We also use certain of these financial measures for business-planning purposes and in measuring our performance relative to that of our competitors.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow may vary from that of others in our industry. These financial measures should not be considered as alternatives to operating income, net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations include the fact that:

•	Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect our significant interest expense;

•	Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income exclude certain tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA and Pro Forma Adjusted EBITDA exclude certain non-cash charges, including depreciation, amortization and equity-based compensation;

•	Adjusted Net Income excludes certain non-cash charges, including equity-based compensation and amortization of intangible assets, OID and debt issuance costs;

•	Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income exclude certain impairments and adjustments for purchase accounting;

•	Adjusted EBITDA, Pro Forma Adjusted EBITDA and, Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA, Pro Forma Adjusted EBITDA and, Adjusted Net Income do not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow do not reflect the cash requirements necessary to service principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect any cash requirements for replacements of amortizing purchased intangible assets, depreciating assets and other amortizing assets. In addition, Pro Forma Adjusted EBITDA reflects adjustments for synergies and cost savings expected to be achieved in the future, which synergies and cost savings may not be realized on their expected timeline or at all, and which may cost more to achieve than we anticipated.

In addition, under the agreements governing our indebtedness, “Consolidated EBITDA” as defined therein forms the basis for certain ratios and baskets related to our ability to incur debt or liens, or make certain payments or investments thereunder. The definition of “Consolidated EBITDA” in such agreements, may differ from Adjusted EBITDA and Pro Forma Adjusted EBITDA presented herein. Therefore, our presentation of Adjusted EBITDA and Pro Forma Adjusted EBITDA herein may not be representative of how “Consolidated EBITDA” is calculated under the agreements governing our indebtedness or our ability to incur debt or liens or make certain payments or investments thereunder.

Because of these limitations, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income, and Adjusted Free Cash Flow should not be considered as measures of operating performance or discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using these financial measures only as a supplement to our U.S. GAAP results.

Because certain financial measures, including margins and leverage ratios, are based, in part, on Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and/or Adjusted Free Cash Flow, these measures are similarly impacted by the limitations referenced above and also should not be considered in isolation or as substitutes for U.S. GAAP measures.

In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to be inaccurate. In addition, in evaluating these financial measures, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow should not be construed as an inference that our future results will not be affected by unusual or nonrecurring items.

COVID-19 Pandemic

From the outset of the COVID-19 pandemic, the wellbeing of our employees has been our top priority. In addition to rigorous health and safety protocols at our facilities worldwide, we enabled work-from-home arrangements for many of our employees and introduced a paid leave policy for those directly impacted by COVID-19. We are providing wellness webinars and free resources to help employees and their families manage work and their personal lives through this period.

The COVID-19 outbreak impacted our financial performance in the first quarter ended March 31, 2020, particularly in our Home Networks (“Home”) and Venue and Campus Networks (“VCN”) segments. As expected, the outbreak has continued to impact our performance in the second quarter of 2020. While the impact in the first quarter was primarily related to supply constraints due to the shutdown of our factories in Suzhou, China, the impact in the second quarter includes a combination of supply constraints, business continuity costs, and demand impacts. Today, most of our factories are fully operational, with our global output close to capacity.

From a demand standpoint, the impact has been mixed with network strain driving increased demand for our Broadband Networks (“Broadband”) products, while Home and VCN have been negatively impacted due to social distancing measures and the general economic slowdown. We currently expect the decline in revenue caused by the economic slowdown due to COVID-19 to persist through 2020. Additionally, we took a number of actions to manage our balance sheet in light of the COVID-19 pandemic, including preserving $150 million in cash through working capital management, reducing planned capital spending and suspending a substantial portion of discretionary spending and new hiring, as well as borrowing $250 million under our revolving credit facility.

Summary historical financial information

The following table sets forth our summary historical consolidated financial information for the periods and dates indicated. The balance sheet data as of December 31, 2019, 2018 and 2017 and the statements of operations and cash flow data for the years ended December 31, 2019, 2018 and 2017 have been derived from the audited consolidated financial statements of CommScope Holdings. The balance sheet data as of March 31, 2020 and the statements of operations and cash flow data for the three-month periods ended March 31, 2020 and 2019 have been derived from the unaudited interim condensed consolidated financial statements of CommScope Holdings. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the information set forth herein. Interim financial results are not necessarily indicative of results for the full year or any future reporting period.

We have also presented summary unaudited consolidated financial data for the LTM Period, which has been has been derived by subtracting the unaudited statements of operations and cash flow data for the three-month period ended March 31, 2019 from the audited statements of operations and cash flow data for the year ended December 31, 2019 and then adding the unaudited statements of operations and cash flow data for the three-month period ended March 31, 2020. These figures are not presented in accordance with U.S. GAAP, but we believe they provide useful information to assess our recent performance.

The results of ARRIS are reported in our consolidated financial statements from April 4, 2019 to December 31, 2019 and for the three months ended March 31, 2020 but not in any period prior to April 4, 2019. Accordingly, the financial information for periods before April 4, 2019 is not comparable with the financial information after such date.

As of January 1, 2020, we reorganized our internal management and reporting structure as part of the integration of the ARRIS acquisition and began reporting financial performance based on four segments: Broadband, Home, Outside Wireless Networks (“OWN”) and VCN. In the tables below, we present restated amounts for the year ended December 31, 2019 and the quarter ended March 31, 2019 to reflect these operating segment changes.

	Year ended December 31,			Three months ended March 31,		LTM period
(dollars in millions)	2017	2018	2019	2019	2020
Statement of Operations Data:
Net sales:
Broadband			$2,363.8	$326.5	$613.4	$2,650.7
Home			2,539.0	—	601.4	3,140.4
OWN			1,475.0	390.8	348.9	1,433.1
VCN			1,967.3	382.2	469.5	2,045.6

Total	$4,560.6	$4,568.5	8,345.1	1,099.5	2,033.2	9,278.8
Operating costs and expenses:
Cost of sales	2,855.1	2,935.2	5,941.0	701.5	1,392.0	6,631.5
Selling, general and administrative	733.1	674.0	1,277.1	185.4	311.1	1,402.8
Research and development	185.6	185.7	578.5	50.2	180.4	708.7
Amortization of purchased intangible assets	271.0	264.6	593.2	59.3	157.8	691.7
Restructuring costs, net	43.8	44.0	87.7	12.4	23.7	99.0
Asset impairments	—	15.0	376.1	—	—	376.1

Total operating costs and expenses	1,233.5	1,183.3	2,912.6	307.3	673.0	3,278.3

Operating income (loss)	472.0	450.0	(508.5)	90.7	(31.8)	(631.0)
Other expense, net	(9.5)	(44.3)	(6.4)	(5.7)	(12.5)	(13.4)
Interest expense	(257.0)	(242.0)	(577.2)	(97.5)	(149.1)	(628.8)
Interest income	4.2	7.0	18.1	11.8	2.1	8.4

Income (loss) before income taxes	209.8	170.7	(1,074.0)	(0.7)	(191.3)	(1,264.6)
Income tax (expense) benefit	(16.0)	(30.5)	144.5	(1.6)	31.4	(177.5)

Net income (loss)	$193.8	$140.2	$(929.5)	$(2.3)	$(159.9)	$(1,087.1)

	Year ended December 31,			Three months ended March 31,		LTM period
(dollars in millions)	2017	2018	2019	2019	2020
Balance Sheet Data (at end of period):
Cash and cash equivalents	$454.0	$458.2	$598.2		$394.3
Goodwill and intangible assets	4,522.7	4,204.3	9,735.3		9,521.0
Property plant and equipment, net	467.3	450.9	723.8		693.5
Total assets	7,041.7	6,630.5	14,431.6		13,872.8
Working capital(1)	1,220.1	1,187.2	1,469.8		1,292.9
Long-term debt, including current maturities	4,369.4	3,985.9	9,832.4		9,730.7
Series A convertible preferred stock	—	—	1,000.0		1,013.8
Stockholders’ equity	1,647.8	1,756.8	836.3		573.4
Cash Flow Data:
Net cash generated by (used in):
Operating activities	$586.3	$494.1	$596.4	$(10.0)	$(42.7)	$563.7
Investing activities	(166.2)	(64.3)	(5,154.9)	(3,781.8)	(23.8)	(1,396.9)
Financing activities	(413.6)	(409.6)	4,698.6	3,509.5	(113.0)	1,076.1
Capital expenditures	68.7	82.3	104.1	21.4	23.9	106.6
Non-GAAP Financial Data:
Adjusted EBITDA(2)
Broadband			$473.3	$58.2	$92.7	$507.8
Home			193.7	—	11.9	205.6
OWN			361.1	101.0	88.9	349.0
VCN			269.4	49.2	37.7	257.9

Total	$958.4	$913.6	$1,297.5	$208.4	$231.2	$1,320.3
Adjusted Net Income(2)	$420.4	$442.5	$479.4	$93.0	$27.2	$413.6
Adjusted Free Cash Flow(3)	$612.3	$460.3	$792.9	$1.8	$(43.1)	$748.0
Pro Forma Adjusted EBITDA(2)						$1,426.4
As Adjusted Financial Data:
Net cash interest expense(4)						$597.4
Net debt at period end(5)(6)						$9,513.6
Ratio of net debt to Pro Forma Adjusted EBITDA(2)(5)(6)						6.67x
Ratio of total debt to Pro Forma Adjusted EBITDA(2)(5)						7.10x
Ratio of net secured debt to Pro Forma Adjusted EBITDA(2)(5)						3.90x
Ratio of Pro Forma Adjusted EBITDA to net cash interest expense(2)(4)						2.39x

(1)	Working capital consists of current assets less current liabilities.
(2)

Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. “Adjusted EBITDA” means our Net income (loss) adjusted to eliminate income tax expense (benefit), interest income, interest expense, other expenses, net, further, adjusted to eliminate amortization, depreciation, restructuring costs, asset impairments, equity-based compensation, transaction and integration costs and other items that we believe are useful to exclude in the evaluation of operating performance from period to period because these items are not representative of our core business. “Pro Forma Adjusted EBITDA” means our Adjusted EBITDA, further adjusted to reflect Adjusted EBITDA related to the ARRIS business from April 1, 2019 to the ARRIS acquisition date of April 4, 2019 (($15.6) million), certain unrealized expected synergies from the ARRIS acquisition ($62.0 million) and unrealized expected savings from other cost reduction initiatives ($59.7 million). Approximately $7 million to $10 million of additional costs are expected to be recorded to achieve these synergies. Unrealized expected savings from other cost reduction intiaitives include $0.7 million of unrealized savings from cost reduction initiatives announced prior to the ARRIS acquisition and $59.0 million of unrealized savings expected actions taken before March 31, 2020 and in the second quarter of 2020 to reduce the cost structure of the Home segment. Approximately $19 million to $21 million of additional costs are expected to be recorded in the second quarter of 2020 to achieve these cost savings. These synergies and cost savings are expected to be realized within two years. “Adjusted Net Income” means our net income (loss), adjusted to eliminate restructuring costs, asset impairments, equity-based compensation, transaction and integration costs, amortization of purchased intangible assets, OID and debt issuance costs as well as the related income tax effects of these adjustments and other items that we believe the elimination of which is useful in the evaluation of operating performance from period to period because these items are not representative of our core business.

We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and that these financial measures are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that our management believe are not representative of our core business. We also believe that certain of these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, service debt, undertake capital expenditures and otherwise meet working capital requirements. We also use certain of these financial measures for business-planning purposes and in measuring our performance relative to that of our competitors.

Our use of the terms Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income may vary from that of others in our industry, limiting their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income should not be considered as measures of our operating performance or discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using these financial measures only as a supplement to our U.S. GAAP results. In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to be inaccurate. In addition, in evaluating these financial measures, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income should not be construed as an inference that our future results will not be affected by unusual or non-recurring items. For additional information regarding Adjusted EBITDA, Pro Forma Adjusted EBITDA and Adjusted Net Income, and our use and presentation of those measures and the related risks, see “Use of non-U.S. GAAP financial measures.”

Because the ratios of net debt to Pro Forma Adjusted EBITDA, total debt to Pro Forma Adjusted EBITDA, secured debt to Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA to net cash interest expense are based, in part, on Adjusted EBITDA, these measures are similarly impacted by the limitations referenced in this section and should not be considered in isolation or as substitutes for U.S. GAAP measures.

Adjusted net income

The following table reconciles Adjusted Net Income to net income (loss) for the periods presented:

	Year ended December 31,			Three months ended March 31,		LTM period
(dollars in millions)	2017	2018	2019	2019	2020
Net income (loss)	$193.8	$140.2	$(929.5)	$(2.3)	$(159.9)	$(1,087.1)
Total pretax adjustments to operating income	404.7	388.0	1,662.4	100.0	221.2	1,783.6
Pretax amortization of debt issuance costs and OID	25.4	17.3	33.4	6.7	6.9	33.6
Pretax acquisition related interest	—	—	30.2	27.4	—	2.8
Pretax pension and postretirement benefit plan terminations	—	25.0	—	—	—	—
Pretax foreign currency loss on entity liquidation	—	14.0	—	—	—	—
Pretax loss on debt transactions	16.0	—	—	—	—	—
Pretax net investment gains	(9.0)	—	—	—	—	—
Tax effects of adjustments and other tax items	(210.5)	(142.0)	(317.1)	(38.8)	(41.0)	(319.3)

Adjusted Net Income	$420.4	$442.5	$479.4	$93.0	$27.2	$413.6

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net income (loss) for the periods presented:

	Year ended December 31,			Three months ended March 31,		LTM period
(dollars in millions)	2017	2018	2019	2019	2020
Net income (loss)	$193.8	$140.2	$(929.5)	$(2.3)	$(159.9)	$(1,087.1)
Income tax expense (benefit)	16.0	30.5	(144.5)	1.6	(31.4)	(177.5)
Interest income	(4.2)	(7.0)	(18.1)	(11.8)	(2.1)	(8.4)
Interest expense	257.0	242.0	577.2	97.5	149.1	628.8
Other expense, net	9.4	44.3	6.4	5.7	12.7	13.4

Operating income (loss)	$472.0	$450.0	$(508.5)	$90.7	$(31.8)	$(631.0)
Amortization of purchased intangible assets(a)	271.0	264.6	593.2	59.3	157.8	691.7
Restructuring costs, net(b)	43.8	44.0	87.7	12.4	23.7	99.0
Equity-based compensation	41.8	44.9	90.8	7.5	23.5	106.8
Asset impairments(c)	—	15.0	376.1	—	—	376.1
Transaction and integration costs(d)	48.0	19.5	195.3	20.7	5.4	180.0
Purchase accounting adjustments(e)	—	—	264.2	—	5.5	269.7
Patent claims and litigation	—	—	55.0	—	5.3	60.3
Depreciation	81.7	75.6	143.7	17.7	41.8	167.8

Adjusted EBITDA	$958.4	$913.6	$1,297.5	$208.4	$231.2	$1,320.3

(a)

The amortization of purchased intangible assets was higher in the three months ended March 31, 2020 compared to the three months ended March 31, 2019, and in the year ended December 31, 2019 compared to the year ended December 31, 2018, respectively, primarily due to the additional amortization resulting from the ARRIS acquisition. Excluding ARRIS, amortization was lower by $32.0 million for the year ended December 31, 2019 compared the year ended December 31, 2018 because certain of our intangible assets became fully amortized.

(b)

The restructuring costs recorded in the year ended December 31, 2019 and the three months ended March 31, 2020 were primarily related to integrating the ARRIS business while the restructuring costs recognized in the years ended December 31, 2018 and 2017 were primarily related to the integration of the Broadband Network Solutions (“BNS”) business. The integration actions in connection with the ARRIS acquisition include headcount reductions in sales, engineering, marketing and administrative functions. From a cash perspective, we paid $89.9 million and $20.1 million to settle restructuring liabilities during the year ended December 31, 2019 and the three months ended March 31, 2020, respectively. As of March 31, 2020, we expect to make cash payments of $20.9 million during the remainder of 2020 and additional cash payments of $11.1 million between 2021 and 2022 to settle the announced integration initiatives in connection with the ARRIS acquisition. Additional restructuring actions related to the integration of the ARRIS acquisition are expected to be identified and the resulting charges and cash requirements are expected to be material.

(c)

During the year ended December 31, 2019, we recorded goodwill impairment charges of $142.1 million, $192.8 million and $41.2 million related to our Broadband, Home and VCN segments, respectively, as a result of our annual impairment test. During the year ended December 31, 2018, we recorded impairment charges of $3.8 million, $7.5 million and $3.7 million related to our Broadband, OWN and VCN segments, respectively, to fully impair an equity investment in a privately-held company.

(d)

In the year ended December 31, 2019 and the three months ended March 31, 2020, primarily reflects transaction and integration costs related to the ARRIS acquisition. In years ended December 31, 2018 and 2017, primarily reflects integration costs related to the acquisition of the BNS business, transaction costs related to potential and consummated acquisitions and costs related to secondary stock offerings.

(e)

For the three months ended March 31, 2020, reflects purchase accounting adjustments related to reducing deferred revenue to its estimated fair value. For the year ended December 31, 2019, reflects purchase accounting adjustments of $218.8 million related to the mark up of inventory to its estimated fair value and purchase accounting adjustments of $45.4 million related to reducing deferred revenue to its estimated fair value.

The following table reconciles Adjusted EBITDA to operating income (loss) for our Broadband, Home, OWN and VCN segments for the LTM Period:

	LTM period
(dollars in millions)	Broadband	Home	OWN	VCN
Operating income (loss)	$(369.6)	$(233.6)	$194.4	$(222.2)
Amortization of purchased intangible assets	334.5	129.9	48.2	179.2
Restructuring costs, net	39.0	25.6	7.2	27.2
Equity-based compensation	42.6	18.6	13.3	32.1
Asset impairments	142.1	192.8	0	41.2
Integration and transaction costs	115.4	(1.4)	13.4	52.7
Purchase accounting adjustments	138.6	28.3	0	102.8
Patent claims and litigation	—	5.3	55.0	—
Depreciation	65.2	40.2	17.6	44.9

Adjusted EBITDA	$507.8	$205.6	$349.0	$257.9

(3)

Adjusted Free Cash Flow is a non-GAAP measure. Adjusted Free Cash Flow means our net cash generated by (used in) operating activities less capital expenditures, adjusted to add back cash paid for integration and transaction costs and restructuring activities. The following table reconciles Adjusted Free Cash Flow to net cash generated by (used in) operating activities for the following periods:

	Year ended December 31,			Three months ended March 31,		LTM period
(dollars in millions)	2017	2018	2019	2019	2020
Net cash generated by (used in) operating activities	$586.3	$494.1	$596.4	$(10.0)	$(42.7)	$563.7
Capital expenditures	(68.7)	(82.3)	(104.1)	(21.4)	(23.9)	(106.6)
Cash paid for integration and transaction costs	50.6	8.3	210.7	7.3	3.4	206.8
Cash paid for restructuring	44.1	40.2	89.9	25.9	20.1	84.1

Adjusted Free Cash Flow	$612.3	$460.3	$792.9	$1.8	$(43.1)	$748.0

(4)

Net cash interest expense consists of interest expense (excluding the amortization of debt issuance costs and OID), as adjusted to give effect to the Refinancing Transactions, net of interest income for the LTM Period. Net cash interest expense does not reflect our borrowing of $250.0 million under the Revolving Credit Facility on April 6, 2020, as such borrowings occurred following the end of the LTM Period.

(5)

These items are presented on an as-adjusted basis to reflect our borrowing of $250.0 million under the Revolving Credit Facility on April 6, 2020 and the Refinancing Transactions, as though they occurred on March 31, 2020 for balance sheet purposes. See “Use of Proceeds” and “Capitalization.”

(6)

Net debt is calculated as total debt (excluding reductions to debt for debt issuance costs and OID) minus cash and cash equivalents. After giving effect to our borrowing of $250.0 million under the Revolving Credit Facility on April 6, 2020 and the Refinancing Transactions, as of March 31, 2020, net debt consists of total debt of $10,134.0 million (including debt issuance costs and OID of $160.3 million) less cash and cash equivalents of $620.4 million. Net secured debt is calculated as that portion of net debt that is secured by a lien.

In addition, CommScope disclosed ARRIS net working capital immediately prior to the ARRIS acquisition of $1,071 million and capital expenditures and cash flow from operations for the period of fiscal 2019 preceding the ARRIS acquisition of $15 million and $(134) million, respectively.

Risks Related to Our Business

The current pandemic of the novel coronavirus, or COVID-19, and the future widespread outbreak of other highly infectious or communicable diseases, or any other public health crisis, could adversely affect our business, financial condition, cash flows and results of operations.

In December 2019, an outbreak of a new strain of coronavirus (COVID-19) began in Wuhan, Hubei Province, China, and since then it has spread globally. In March 2020, the World Health Organization declared COVID-19 a pandemic and the United States declared a national emergency with respect to COVID-19. The COVID-19 pandemic has negatively impacted regional and global economies, disrupted global supply chains and created significant volatility and disruption of financial markets, and another pandemic in the future could have similar negative consequences. The global impact of the outbreak has been rapidly evolving and, as cases of COVID-19 have continued to be identified in additional countries, many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. Certain jurisdictions, including those where we have operations, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, social distancing protocols and restrictions on types of business that may continue to operate. We expect that additional jurisdictions will implement similar restrictions. While we have been deemed an “essential” (or equivalent) business in many jurisdictions, and therefore we have been permitted to continue most of our operations in those jurisdictions, the impact of the COVID-19 pandemic on our operational and financial performance has included temporary closures of our facilities and the facilities of certain of our customers, suppliers and other vendors in our supply chain as well as disruptions and restrictions on our employees’ ability to travel. Although facility closure remains a risk of the ongoing pandemic, currently all our facilities are open and operating with additional measures to help protect the health and safety of our workforce.

The COVID-19 pandemic is negatively impacting almost every industry directly or indirectly. As a result, many experts predict that the coronavirus is leading to a period of global economic downturn or a global recession that is likely to affect demand for our products, could affect our customers’ ability to make payments when due and could negatively impact our ability to obtain future financing, if needed.

The COVID-19 outbreak impacted our financial performance in the first quarter ended March 31, 2020, particularly in our Home and VCN segments. As expected, the outbreak has continued to impact our performance in the second quarter of 2020. The COVID-19 pandemic, or a future pandemic, could have material and adverse effects on our ability to successfully operate and on our financial condition, results of operations and cash flows due to, among other factors:

•	health concerns may lead to a complete or partial closure of, or other operational issues at, our manufacturing facilities;

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the reduced economic activity may severely impact our customers’ financial condition and liquidity and may lead to decreased demand for our products and services and may cause them to be unable to meet their obligations to us in full, or at all;

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difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations or address existing and anticipated liabilities on a timely basis;

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a deterioration in our ability to operate in affected areas or delays in the supply of products or services to us from vendors that are needed for our efficient operations could adversely affect our operations;

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the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, could result in a deterioration in our ability to ensure business continuity during a disruption; and

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remote working arrangements may increase our vulnerability to cybersecurity incidents, including breaches of information systems security, which could damage our reputation, disrupt operations and expose us to claims from customers, suppliers, employees and others.

The extent to which COVID-19 impacts our operations and those of our customers and suppliers will depend on future developments, including the scope, severity, duration and spread of the COVID-19 pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others, all of which are uncertain and cannot be predicted with confidence. The rapid development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic presents material uncertainty and risk.

An extended period of global supply chain and economic disruption could materially affect our business, financial condition, results of operations, cash flows and access to sources of liquidity. We currently expect the decline in revenue caused by the economic slowdown due to COVID-19 to persist through 2020.

As a result of the COVID-19 pandemic and other developments that affect our financial projections, we recently determined that the goodwill assigned to certain of our businesses may be impaired. As a result, we will perform a goodwill impairment test for these businesses as part of the preparation of our consolidated financial statements as of and for the fiscal quarter ending June 30, 2020. The analysis to determine whether a goodwill impairment exists is currently underway but not yet complete. If we conclude a goodwill impairment exists, the resulting impairment charge may be material.